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                                                                      Exhibit 21

                   SUBSIDIARIES OF UNITED LEISURE CORPORATION

                 Set forth below is a list of all subsidiaries of United Leisure Corporation, indicating their jurisdictions of incorporation.

                 Name                                       Jurisdiction of Incorporation
                 ----                                       -----------------------------
Lion Country Safari, Inc.-- California                              Florida

Planet Kids, Inc.                                                   California

LCS Tours, Inc.                                                     Delaware

Frasiers Frontier, Inc.                                             California

Camp Frasier, Inc.                                                  California

United Leisure Interactive, Inc.                                    Delaware